                          AGREEMENT AND PLAN OF MERGER

                                      among

                               KEY COMPONENTS, LLC

                              KCI ACQUISITION CORP.

                                       and

                            VALLEY FORGE CORPORATION


                          Dated as of December 2, 1998

                                TABLE OF CONTENTS


                                                                                                               Page

ARTICLE I             THE OFFER...................................................................................1
         1.1          The Offer...................................................................................1
         1.2          Company Actions.............................................................................2
         1.3          Stockholder Lists...........................................................................3
         1.4          Alternative Transaction Structure...........................................................3

ARTICLE II            THE MERGER..................................................................................4
         2.1          The Merger..................................................................................4
         2.2          Closing.....................................................................................4
         2.3          Effective Time..............................................................................4
         2.4          Effect of the Merger........................................................................4
         2.5          Certificate of Incorporation and By-Laws....................................................5
         2.6          Directors and Officers......................................................................5
         2.7          Conversion of Shares........................................................................5
         2.8          Exchange of Certificates....................................................................5
         2.9          Stock Transfer Books........................................................................7
         2.10         Options and Other Purchase Rights...........................................................7
         2.11         Dissenting Shares...........................................................................8
         2.12         Company Stockholders' Meeting...............................................................8
         2.13         Merger Without Meeting of Stockholders......................................................8
         2.14         Withholding Taxes...........................................................................8

ARTICLE III           REPRESENTATIONS AND WARRANTIES OF
                      THE COMPANY.................................................................................9
         3.1          Organization and Qualification..............................................................9
         3.2          Capitalization..............................................................................9
         3.3          Authorization and Validity of Agreement....................................................10
         3.4          Consents and Approvals.....................................................................11
         3.5          No Violation...............................................................................11
         3.6          SEC Reports; Financial Statements..........................................................12
         3.7          Schedule 14D-9; Offer Documents and Company Proxy Statement................................12
         3.8          Compliance with Law; Permits...............................................................13
         3.9          Absence of Certain Changes.................................................................13
         3.10         No Undisclosed Liabilities.................................................................13
         3.11         Litigation.................................................................................13
         3.12         Employee Benefit Matters...................................................................14
         3.13         Taxes......................................................................................16
         3.14         Intellectual Property......................................................................17


                                        i




         3.15         Brokers and Finders........................................................................17
         3.16         Real Property..............................................................................17
         3.17         Environmental Matters......................................................................17
         3.18         Labor Matters..............................................................................19
         3.19         Voting Requirements........................................................................19
         3.20         Opinion of Financial Advisor...............................................................20

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF
                      PARENT AND PURCHASER.......................................................................20
         4.1          Organization and Qualification.............................................................20
         4.2          Authorization and Validity of Agreement....................................................20
         4.3          Consents and Approvals.....................................................................20
         4.4          No Violation...............................................................................21
         4.5          Offer Documents; Company Proxy Statement; Schedule 14D-9...................................21
         4.6          Financing..................................................................................22
         4.7          Brokers and Finders........................................................................22
         4.8          Operations of Purchaser....................................................................22

ARTICLE V             COVENANTS..................................................................................22
         5.1          Conduct of the Business of the Company Pending the Merger..................................22
         5.2          Access; Confidentiality....................................................................24
         5.3          Company Proxy Statement....................................................................25
         5.4          State Takeover Statutes....................................................................25
         5.5          Further Actions............................................................................25
         5.6          Public Announcements.......................................................................26
         5.7          Acquisition Proposals......................................................................26
         5.8          D&O Indemnification and Insurance..........................................................27
         5.9          Company Plans..............................................................................29
         5.10.        Notification of Certain Matters............................................................29

ARTICLE VI            CLOSING CONDITIONS.........................................................................30
         6.1          Conditions to Obligations of Each Party to Effect the Short-Form
                      Merger.....................................................................................30

ARTICLE VII           TERMINATION................................................................................32
         7.1          Termination................................................................................32
         7.2          Effect of Termination......................................................................34
         7.3          Fees and Expenses..........................................................................35

ARTICLE VIII          MISCELLANEOUS..............................................................................35
         8.1          Nonsurvival of Representations, Warranties and Covenants...................................35
         8.2          Notices....................................................................................35
         8.3          Certain Definitions........................................................................37


                                       ii



         8.4          Entire Agreement...........................................................................37
         8.5          Assignment; Binding Effect.................................................................37
         8.6          Amendments.................................................................................38
         8.7          Waivers....................................................................................38
         8.8          Validity...................................................................................38
         8.9          Captions...................................................................................38
         8.10         Counterparts...............................................................................38
         8.11         Governing Law..............................................................................38
         8.12         Purchaser..................................................................................39

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER dated as of December 2, 1998, by and among Key Components, LLC, a Delaware limited liability company ("Parent"), KCI Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Purchaser"), and Valley Forge Corporation, a Delaware corporation (the "Company").

                                    RECITALS

         WHEREAS, the respective Boards of Directors of the Company, Parent and Purchaser have approved the acquisition of the Company by Parent, upon the terms and subject to the conditions set forth herein; and

         WHEREAS, the Purchaser and certain stockholders of the Company concurrently with the execution and delivery of this Agreement have entered into Stockholder Agreements ("Stockholder Agreements") in which the stockholders (i) agreed to tender their Shares (as defined in Section 1. 1) into the Offer (as defined in Section 1.1) and (ii) granted a proxy to designees of Purchaser, among other things, to vote their Shares in favor of the Merger (as defined in Section 2.1), if applicable; and

         WHEREAS, it is intended that the acquisition be accomplished by Purchaser commencing a cash tender offer for Shares to be followed by a merger of Purchaser with and into the Company;

         NOW, THEREFORE, in consideration of the foregoing and of the respective representations, warranties, covenants, and agreements set forth in this Agreement, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                    THE OFFER

         1.1 The Offer. (a) As promptly as practicable (but in no event later than five business days following the public announcement of the execution hereof), Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the"Exchange Act"), an offer to the Company's stockholders to purchase all of the Company's outstanding shares of common stock, par value $0.50 per share (the "Shares"), at a price of $19.00 per Share, net to each seller in cash (as such offer may be amended in accordance with the terms of this Agreement, the "Offer"), subject to the conditions set forth in Annex A hereto. Purchaser will not, without the prior written consent of the Company, (i) decrease or change the form of the consideration payable in the Offer, (ii) decrease the number of Shares sought pursuant to the Offer,
(iii) impose additional conditions to the Offer, (iv) change the conditions to the Offer, except that Parent or Purchaser in their sole discretion may waive any of the conditions to the Offer other than the condition ("Minimum Condition") set forth in clause (1) of the second paragraph of Annex A, which may not be waived without the Company's prior written consent, or (v) make any other change in the terms or conditions of the Offer that is materially adverse to the holders of Shares. Purchaser will, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer promptly after expiration of the Offer; provided that, Purchaser (i) shall extend the Offer if at the scheduled expiration date of the Offer any of the conditions set forth in Annex A shall not be satisfied or waived, provided the extension shall be no longer than reasonably necessary to satisfy such condition, (ii) shall extend the Offer for any period required by any rule, regulation, interpretation, or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, and (iii) may extend the Offer up to the tenth business day beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence. The initial expiration date of the Offer shall be January 15, 1999. The Company agrees that no Shares held by the Company will be tendered to Purchaser pursuant to the Offer; provided, that Shares held beneficially or of record by any plan, program or arrangement sponsored or maintained for the benefit of employees of the Company shall not be deemed to be held by the Company, regardless of whether the Company has, directly or indirectly, the power to vote or control the disposition of such Shares. The obligations of Purchaser to commence the Offer and to accept for payment and to pay for Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the conditions set forth in Annex A hereto.

                  (b) On the date of commencement of the Offer, Parent and Purchaser shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule 14D-1 (together with all supplements and amendments thereto, the "Schedule 14D-1") with respect to the Offer, which shall contain the offer to purchase and related letter of transmittal and other ancillary offer documents and instruments pursuant to which the Offer will be made (collectively, together with any supplements or amendments thereto, the "Offer Documents"). Parent and Purchaser will disseminate the Offer Documents to holders of Shares. Each of Parent, Purchaser and the Company will promptly correct any information provided by it for use in the Offer Documents that becomes false or misleading in any material respect, and Parent and Purchaser will take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable law. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC. Parent and Purchaser agree to provide the Company with any comments that may be received from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof.

         1.2 Company Actions. The Company hereby consents to the Offer and represents and warrants that its Board of Directors (at meetings duly called and held) has (a) determined that the Offer and the Merger are advisable and are fair to and in the best interests of the stockholders of the Company and (b) approved this Agreement and the Merger and resolved to recommend acceptance of the Offer and, if required by applicable law, approval and adoption of this Agreement and the Merger by the stockholders of the Company; provided, that such recommendation may be withdrawn, modified or amended if, in the good faith opinion of the Board of Directors, after receiving advice from independent legal counsel at a meeting of the Board of Directors, such recommendation would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law. Upon commencement of the Offer, the Company shall file or cause to be filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") containing the recommendation of its Board of Directors in favor of the Offer and the Merger and shall permit the inclusion in the Schedule 14D-1 of such recommendation, in each case subject to the fiduciary duties of the Board of Directors of the Company. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or the Purchaser in writing for inclusion in the Offer Documents. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of the Company, Parent and Purchaser will promptly correct any information provided by it for use in the Schedule 14D-9 that becomes false or misleading in any material respect and the Company will take all steps necessary to cause the
Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable law. Purchaser and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC. The Company agrees to provide Purchaser with any comments that may be received from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt thereof.

         1.3 Stockholder Lists. In connection with the Offer, the Company shall furnish or cause to be furnished to Purchaser mailing labels and security position listings and any available listing or computer file containing the names and addresses of the record holders of Shares as of a recent date and shall furnish Purchaser with such information reasonably available to the Company and such assistance as Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent, Purchaser and their respective affiliates will hold in confidence such listings and other information, shall use such information only in connection with the Offer and the Merger and, if this Agreement is terminated, shall, and shall cause their respective employees, agents or other representatives to, promptly deliver to the Company all copies of all such information (and extracts or summaries thereof) then in their possession.

         1.4 Alternative Transaction Structure. Notwithstanding anything to the contrary set forth in this Agreement, if the Minimum Condition has not been satisfied prior to the scheduled expiration of the Offer (as such Offer may have been extended pursuant to Section 1.1 hereof), Purchaser shall terminate the Offer and Parent, Purchaser and the Company shall proceed with the Merger in accordance Article II of this Agreement.

                                   ARTICLE II

                                   THE MERGER

         2.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined below), Purchaser shall be merged with and into the Company (the "Merger"). As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

         2.2 Closing. Unless this Agreement shall have been terminated pursuant to Article VII and subject to the satisfaction or, if permitted by applicable law, waiver of the applicable conditions set forth in Article VI, the consummation of the Merger and the other transactions contemplated hereby (the "Closing") shall take place at the offices of Rubin Baum Levin Constant & Friedman, 30 Rockefeller Plaza, New York, New York 10112, as promptly as practicable (and in any event within two business days) following the satisfaction or, if permitted by applicable law, waiver of the applicable conditions set forth in Article VI, unless another place, date or time is agreed to in writing by Parent and the Company.

         2.3 Effective Time. As promptly as practicable after the satisfaction or, if permitted by applicable law, waiver of the applicable conditions set forth in Article VI, the parties hereto will cause a certificate of merger or, if applicable, a certificate of ownership and merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of Delaware in accordance with the DGCL. The Merger shall become effective at such time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time as may be agreed to by Parent or Purchaser and the Company and specified in the Certificate of Merger in accordance with applicable law. The date and time when the Merger shall become effective is referred to herein as the "Effective Time."

         2.4 Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

         2.5 Certificate of Incorporation and By-Laws. At the Effective Time, the Certificate of Incorporation and the By-Laws of the Company, in each case as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and the By-Laws of the Surviving Corporation until thereafter amended as provided by law.

         2.6 Directors and Officers. At the Effective Time, the directors of Purchaser immediately prior to the Effective Time shall become the directors, and the officers of the Purchaser immediately prior to the Effective Time shall become the officers, of the Surviving Corporation, each to hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation and applicable law.

         2.7 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or the holders of any shares of the capital stock of the Company or Purchaser:

                  (a) Each Share that is issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.7(b) and any Dissenting Shares, as defined below) shall be converted into and represent the right to receive $19.00 in cash, or any higher price paid per Share in the Offer (the "Per Share Merger Consideration"). All such Shares shall no longer be outstanding and shall automatically be canceled and extinguished and shall cease to exist, and each certificate that immediately prior to the Effective Time evidenced any such Shares (other than Shares to be canceled pursuant to Section 2.7(b) and any Dissenting Shares) shall thereafter represent the right to receive (without interest), upon surrender of such certificate in accordance with the provisions of Section 2.8, the Per Share Merger Consideration multiplied by the number of Shares evidenced by such certificate (the "Merger Consideration"). The holders of certificates previously evidencing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto (including, without limitation, any rights to vote or to receive dividends and distributions in respect of such Shares), except as otherwise provided herein or by law.

                  (b) All Shares, that immediately prior to the Effective Time are owned by Parent, Purchaser or their respective affiliates or held by the Company in its treasury shall be canceled and extinguished and shall cease to exist and no consideration shall be delivered with respect thereto.

                  (c) Each share of capital stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

         2.8      Exchange of Certificates.

                  (a) Paying Agent. Prior to the Effective Time, Purchaser shall, pursuant to an agreement with a paying agent mutually reasonably acceptable to Purchaser and the Company (the "Paying Agent"), deposit, or cause to be deposited, with or for the account of the Paying Agent in trust for the benefit of the holders of Shares (other than Shares to be canceled pursuant to Section 2.7(b) and any Dissenting Shares) for exchange through the Paying Agent in accordance with this Article II, cash in the aggregate amount required to be exchanged for Shares pursuant to Section 2.7 (the "Payment Fund"). The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the Payment Fund to holders of Shares. The Payment Fund shall not be used for any other purpose. The Paying Agent shall invest funds in the Payment Fund only in short-term securities issued or guaranteed by the United States government or certificates of deposit of commercial banks that have consolidated total assets of not less than $5,000,000,000 and are "well capitalized" within the meaning of the applicable Federal bank regulations. Any interest or other income earned on the investment of funds in the Payment Fund shall be for the account of and payable to the Surviving Corporation. Purchaser shall replace any monies lost through any investment made pursuant to this Section 2.8.

                  (b) Payment Procedure. Promptly after the Effective Time, Purchaser will cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time evidenced outstanding Shares (other than Shares to be canceled pursuant to Section 2.7(b) and any Dissenting Shares) ("Certificates"), (i) a notice of the effectiveness of the Merger and (ii) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and instructions to effect the surrender of the Certificates in exchange for the Merger Consideration, in each case customary for transactions such as the Merger. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. Payment of the Merger Consideration to such a holder in accordance with this
Section 2.8 shall be made, at the election of such holder, by wire transfer to an account with a U.S. financial institution designated with appropriate wire instructions in writing by such holder to the Paying Agent. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the Merger Consideration may be paid or issued to the transferee if the Certificate representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. In the event that any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange therefor, upon receipt of an affidavit of that fact by the holder thereof and such bond, security or indemnity as may be reasonably required, the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II. Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration applicable to the Shares evidenced by such Certificate.

                  (c) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of Shares for one year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look, subject to Section 2.8(d), only to the Surviving Corporation for the Merger Consideration to which they are entitled pursuant to this Article II. If any Certificate has not been surrendered prior to the expiration of the applicable statute of limitations after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration payable to the holder of such Certificate representing Shares pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined)), any such Merger Consideration in respect of such Certificate will become the property of the Surviving Corporation, free and clear of all claims or interest of any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity previously entitled thereto.

                  (d) Abandoned Property Laws. Neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for any cash from the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (e) Transfer Taxes. Except as provided in paragraph (b) above, Parent shall pay or cause to be paid any transfer or gains tax (including, without limitation, any real property gains or transfer tax) imposed in connection with or as a result of the Merger, including any such tax that is imposed on a stockholder of the Company.

         2.9 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Shares thereafter on the records of the Company other than to reflect transfers of shares effected on or prior to the date on which the Effective Time occurs. At and after the Effective Time, any Certificates presented to the Paying Agent or the Surviving Corporation for any reason shall be converted into the Merger Consideration applicable to the Shares evidenced thereby.

         2.10 Options and Other Purchase Rights. All outstanding options and other rights to acquire Shares granted to employees under any stock option or purchase plan, commitment, program or similar arrangement of the Company (each, as amended, an "Option Plan" and, such options and other rights, "Stock Options"), whether or not then exercisable or vested, will, subject to the Company's receipt of any required consents ("Option Consent") of holders of Stock options, be canceled, and the holders thereof shall be entitled to receive from the Company, for each Share subject to such Stock Option, in settlement and cancellation thereof, an amount in cash equal to the excess, if any, of the Per Share Merger Consideration over the exercise price per share of such Stock Option, which amount shall be paid by the Company at the Effective Time; provided, that with respect to any person subject to Section 16 of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. The foregoing payments shall be subject to all withholding tax requirements. The Company will use reasonable efforts to obtain Option Consents to the cancellation of Stock Options in accordance with this Section 2.10. The

Company will give all holders of Stock Options the notice required for all Stock Options that are not so canceled to terminate and cease to be exercisable at the Effective Time.

         2.11 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have perfected dissenters' rights in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's rights to appraisal under the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's rights to appraisal of such Shares under the DGCL, such holder's shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive, upon surrender as provided above, the Merger Consideration for the Certificate or Certificates that formerly evidenced such Shares.

         2.12 Company Stockholders' Meeting. Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 2.13, the Company, acting through its Board of Directors, shall, in accordance with the DGCL, its Certificate of Incorporation and its By-Laws, (a) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as reasonably practicable following the termination of the Offer pursuant to
Section 1.4 hereof for the purpose of considering and taking action upon this Agreement (the "Company Stockholders' Meeting") and (b) subject to the fiduciary duties of its Board of Directors, include in the proxy statement or information statement prepared by the Company for distribution to stockholders of the Company in advance of the Company Stockholders' Meeting in accordance with Regulation 14A or Regulation 14C promulgated under the Exchange Act (the "Company Proxy Statement") the recommendation of its Board of Directors referred to in Section 1.2 hereof. Parent will provide the Company with the information concerning Parent and Purchaser required to be included in the Company Proxy Statement.

         2.13 Merger Without Meeting of Stockholders. Notwithstanding anything to the contrary in this Agreement, if Parent, Purchaser or their respective affiliates shall acquire at least 90% of the outstanding Shares, each of Parent, Purchaser and the Company shall take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable (and in any event within two business days) after the consummation of the Offer, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL. Without affecting any of the representations, warranties or covenants of the parties or any other terms or conditions of this Agreement, to the extent permitted by generally accepted accounting principals and applicable law, a merger effected under this Section 2.13 shall be given effect as of January 1, 1999.

         2.14 Withholding Taxes. Parent and Purchaser shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable to a holder of Shares pursuant to the Offer or the Merger any stock transfer taxes and such amounts as are required under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provision of state, local or foreign tax law, as specified in the Offer Documents. To the extent that amounts are so withheld by Parent or Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or Purchaser, in the circumstances described in the Offer Documents, and Parent shall provide, or cause the Paying Agent to provide, to the holders of such Certificates written notice of the amounts so deducted or withheld.

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                                   THE COMPANY

         Except as set forth in the Company's disclosure Schedule delivered to Parent in connection with this Agreement (the "Company Disclosure Schedule") or the Company SEC Documents (as defined in Section 3.6 below), the Company hereby represents and warrants to Parent as follows:

         3.1 Organization and Qualification. Each of the Company and its subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the Jurisdiction of its incorporation or organization, (b) has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (c) is in good standing and duly qualified to do business in each jurisdiction in which the transaction of its business makes such qualification necessary, except where the failure to be so organized, existing, qualified and in good standing or to have such power or authority would not have a Material Adverse Effect (as defined in Section 8.3(e) below) on the Company. True and complete copies of the Certificate of Incorporation and the By-Laws or other organizational documents, as amended to date, of the Company and its subsidiaries have been made available to Parent. Except as set forth on Section 3.1 of the Company Disclosure Schedule, hereof, none of the Company and its subsidiaries owns any minority interests in any other corporation representing at least 5% of the equity interest of such corporation or participates in joint ventures with any other Person.

         3.2 Capitalization. (a) The authorized capital stock of the Company consists of 10,000,000 Shares and 1,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). As of the date of this Agreement, (i) 4,138,839 Shares were issued and outstanding and 7,519 Shares were held in treasury, (ii) 353,750 Shares were reserved for issuance pursuant to outstanding Stock Options and 319,500 Shares were reserved for issuance in respect of future grants of Stock Options and (iii) no shares of Preferred Stock were issued and outstanding. All outstanding Shares are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except as disclosed in the Company SEC Documents (as defined in Section 3.6) or in Section 3.2(a) of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, rights, convertible or exchangeable securities, commitments or any other agreements to which the Company is a party or by which the Company is bound that obligate the Company to (i) issue, deliver or sell or cause to be issued, delivered or sold any additional Shares or any other capital stock of the Company or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any such Shares or
(ii) purchase, redeem or otherwise acquire any Shares and any other capital stock of the Company. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of the Company or any of its Subsidiaries issued and outstanding.

                  (b) Except as disclosed in Section 3.2(b) of the Disclosure Schedule, the Company owns, directly or indirectly, all of the outstanding shares of or other equity interests in each of its subsidiaries, which subsidiaries are listed in Section 3.2(b) of the Company Disclosure Schedule.
Section 3.2(b) of the Company Disclosure Schedule lists shareholders of the Company's subsidiaries other than the Company and such other shareholders' holdings in such subsidiaries. Each of the outstanding shares of capital stock of or other equity interest in each of the Company's subsidiaries has been duly authorized and is validly paid and nonassessable. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, each outstanding share of or other equity interest in the Company's subsidiaries owned by the Company is free and clear of all liens, pledges, security interests, claims or other encumbrances, except for such liens, pledges, security interests, claims or encumbrances that would not have a Material Adverse Effect on the Company. Except as set forth in
Section 3.2(b) of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, rights, convertible or exchangeable securities, commitments or any other agreements to which any of the Company's subsidiaries is a party or by which it is bound that obligate the subsidiary to
(i) issue, deliver or sell or cause to be issued, delivered or sold any additional other capital stock or other equity interest of the subsidiary or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any such capital stock or other equity interest or (ii) purchase, redeem or otherwise acquire any capital stock or other equity interest of the subsidiary.

                  (c) Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any equity interest or investment in any corporation, partnership, joint venture, business, trust or entity (other than investments in short term investment securities). Except as set forth in the Company SEC Documents or in Section 3.2(c) of the Company Disclosure Schedule, there are no voting trusts or shareholder agreements to which the Company is a party with respect to the voting of the capital stock of the Company.

         3.3 Authorization and Validity of Agreement. The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The Company's Board of Directors (the "Company Board") has duly authorized the execution, delivery and performance of this Agreement by the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby (other than the approval and adoption of this Agreement and the Merger by the holders of a majority of the outstanding Shares, if required by applicable law). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding obligation of Parent and Purchaser, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3.4 Consents and Approvals. (a) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will require on the part of the Company or any of its subsidiaries any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) pursuant to the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder, and state securities or "blue sky" laws and state takeover laws, (ii) the filing and recordation of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company is authorized to do business,
(iii) as set forth in Section 3.4 of the Company Disclosure Schedule, or (iv) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a Material Adverse Effect on the Company or prevent the consummation of the transactions contemplated hereby.

                  (b) The Company Board has approved this Agreement and the transactions contemplated hereby for purposes of Section 203 of the DGCL so that
Section 203 of the DGCL is not applicable to the transactions provided for in this Agreement. Unless the Merger is otherwise consummated as contemplated by
Section 2.13 hereof, the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of capital stock of the Company necessary to approve the Merger.

         3.5 No Violation. Except as set forth in Section 3.5 of the Company Disclosure Schedule, assuming the Merger has been duly approved by the holders of a majority of the outstanding Shares if required by applicable law or the Merger is consummated as contemplated by Section 2.13 hereof, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or any of its subsidiaries, (b) result in a violation or breach of, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, cancellation or acceleration of, or result in the imposition of any lien, charge or other encumbrance on any assets or property of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective assets or properties are bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) that would not have a

Material Adverse Effect on the Company or prevent the consummation of the transactions contemplated hereby or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section
3.4 and this Section 3.5 are duly and timely obtained or made and the approval of the Merger by the holders of a majority of the outstanding Shares has been obtained if required by applicable law or the Merger is consummated as contemplated by Section 2.13 hereof, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its subsidiaries or any of their respective assets and properties, except for such violations that would not have a Material Adverse Effect on the Company or prevent the consummation of the transactions contemplated hereby.

         3.6 SEC Reports; Financial Statements. (a) Since January 1, 1996, the Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it with the SEC pursuant to the Exchange Act, the Securities Act of 1933, as amended (the "Securities Act"), and the SEC's rules and regulations thereunder (collectively, the "Company SEC Documents"). The Company SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (or, if amended, at the time of such amended filing), or in the case of registration statements on their respective effective dates, (i) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder and (ii) did not at the time filed (or, if amended, at the time of such amended filing and, in the case of registration statements, at the time of effectiveness), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (b) Each of the consolidated financial statements of the Company (including any related notes thereto) included in the Company SEC Documents (excluding the Company SEC Documents described in Section 3.7 hereof) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the period involved (except as may be indicated in Such financial statements or in the notes thereto or, in the case of unaudited financial statements, as permitted by the requirements of Form 10-Q) and fairly present in all material respects (subject, in the case of the unaudited statements, to normal year-end adjustments and the absence of footnotes) the financial position of the Company and its subsidiaries as of the dates thereof and the results of the Company's and its subsidiaries' operations and cash flows for the periods presented therein.

         3.7 Schedule 14D-9; Offer Documents and Company Proxy Statement. None of the Schedule 14D-9, the Company Proxy Statement nor any information supplied by the Company specifically for inclusion in the Offer Documents will, at the respective times filed with the SEC or first published, sent or given to stockholders, as the case may be, or, in the case of the Company Proxy Statement, at the date mailed to the Company stockholders and at the time of the Company

Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9 and the Company Proxy Statement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the statements made in any of the foregoing documents based on information supplied by or on behalf of Parent or Purchaser or any of their respective affiliates specifically for inclusion therein.

         3.8 Compliance with Law; Permits. Except as set forth in the Company SEC Documents or in Section 3.8 of the Company Disclosure Schedule, the business of the Company and each of its subsidiaries is not in default or violation of any term, condition or provision of (a) its respective articles of incorporation or by-laws or similar organizational documents, (b) any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which it is a party or by which any of its assets are subject, or (c) any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of its subsidiaries, excluding from the foregoing clauses (b) and (c), defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

         3.9 Absence of Certain Changes. Except as disclosed in the Company SEC Documents or in Section 3.9 of the Company Disclosure Schedule, since December 31, 1997, through the date of this Agreement, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and there has not been (a) any Material Adverse Effect on the Company; or (b) the occurrence of any event, or the taking of any action, of the sort described in Sections 5.1(b) through (l).

         3.10 No Undisclosed Liabilities. Except (a) for liabilities incurred in the ordinary course of business, (b) liabilities incurred in connection with the transactions contemplated by this Agreement, (c) liabilities that would not have a Material Adverse Effect on the Company and (d) as disclosed in the Company SEC Documents or as set forth in Section 3. 10 of the Company Disclosure Schedule, from January 1, 1998, until the date of this Agreement, the Company and its subsidiaries have not incurred any material liabilities that would be required to be reflected in or reserved against a consolidated balance sheet of the Company prepared in accordance with generally accepted accounting principles.

         3.11 Litigation. Except as disclosed in the Company SEC Documents or in
Section 3.11 of the Company Disclosure Schedule, as of the date of this Agreement there are no claims, actions, proceedings or governmental investigations pending, or to the Knowledge of the Company, threatened against the Company or any of its subsidiaries by or before any court or other governmental or regulatory body that are reasonably likely to have a Material Adverse

Effect on the Company. None of the Company, its subsidiaries, nor any of their respective assets is subject to any outstanding and unsatisfied order, writ, judgment, injunction or decree that would have a Material Adverse Effect on the Company.

         3.12 Employee Benefit Matters. (a) All employee benefit plans and other benefit arrangements and agreements covering current or former employees, officers, independent contractors, agents or consultants ("Employees") of the Company and its subsidiaries are listed in the Company SEC Documents or in
Section 3.12 of the Company Disclosure Schedule, except such benefit plans and other benefit arrangements and agreements that are not material (the "Company Benefit Plans"). The Company will provide to Parent prior to the Closing true and complete copies of all documents, if any, embodying each Company Benefit Plan, including all amendments thereto and written interpretations thereof; the three most recent annual reports filed (Form 5500 Series with applicable schedules) with respect to each Company Benefit Plan required under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); the most recent summary plan description, if any, with respect to each Company Benefit Plan required under ERISA; the most recent favorable determination letter from the Internal Revenue Service ("IRS"), if applicable, with respect to each Company Benefit Plan; and all material communications, if any, to any Employee relating to each Company Benefit Plan.

                  (b) Except as set forth in Section 3.12 of the Company Disclosure Schedule, to the extent applicable, the Company Benefit Plans comply in all material respects with the requirements of ERISA and the Code, and to the Knowledge of the Company any Company Benefit Plan intended to be qualified under
Section 401(a) of the Code meets the requirements for qualification under the Code and the regulations thereunder and has received a determination letter from the IRS stating that it is so qualified and no such determination letter has been revoked, nor to the Knowledge of the Company has revocation been threatened. To the Knowledge of the Company, nothing has occurred or is expected to occur that would adversely affect the qualified status of such plan subsequent to the issuance of such determination letter.

                  (c) Except as disclosed in Section 3.12 of the Company Disclosure Schedule, no Company Benefit Plan is covered by Title IV of ERISA or
Section 412 of the Code. Except as disclosed in Section 3.12 of the Company Disclosure Schedule, neither the Company nor its subsidiaries nor any entity under "common control" with the Company or its subsidiaries within the meaning of Section 4001 of ERISA has contributed to, or been required to contribute to, any "defined benefit plan" (as defined in Section 3(35) of ERISA). With respect to any such defined benefit plan, there has been no failure to make any contribution or pay any amount due as required by Section 412 of the Code,
Section 302 of ERISA or the terms of such defined benefit plan, and there has been no request for or receipt of any funding waiver from the IRS. No lien has been attached and neither the Pension Benefit Guaranty Corporation ("PBGC") nor the IRS has threatened to attach a lien on any assets of the Company or its subsidiaries or any entity under "common control" with the Company or its subsidiaries as a result of any failure to comply with the Code or the Treasury regulations thereunder or ERISA. Neither the Company nor its subsidiaries nor any entity under "common control" with the Company or its subsidiaries has provided or is required to provide security to any such defined benefit plan pursuant to Section 401(a) of the Code. Neither the Company nor its subsidiaries nor any entity under "common control" with the Company or its subsidiaries has incurred or reasonably expects to incur any liabilities under Title IV or ERISA (except for the payment of benefits and PBGC premiums in the ordinary course). As of the most recently completed applicable plan year, no such defined benefit plan had any amount of "unfunded benefit liability," within the meaning of
Section 4001(a)(18) of ERISA, and termination of any such defined benefit plan has not resulted and will not result in any liability to the Company or its subsidiaries or any entity under "common control" with the Company or its subsidiaries.

                  (d) Neither the Company nor any of its subsidiaries has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA with respect to any Company Benefit Plan, except as would not have a Material Adverse Effect on the Company. Each Company Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without liability to the Company, its subsidiaries, Parent, Purchaser or any of their respective affiliates. All premiums required by any Company Benefit Plan have been paid thereunder; all outstanding indebtedness for services performed or accrued vacation, holiday pay, earned commissions, accrued bonuses or other benefits owed to any Employees have been paid when due or accrued on the books of the Company; all contributions due to and payments from, the Company Benefit Plans that may have been required to be made have been made. No action or failure to act with respect to any Company Benefit Plan could subject the Company, its subsidiaries, Parent or any of its affiliates or any Company Benefit Plan to any material tax, penalty or other liability, for breach of fiduciary duty, failure to file Form 5500 or otherwise, under ERISA or any other applicable law, whether by way of indemnity or otherwise. The Company and its subsidiaries have performed in all material respects all obligations required to be performed under each Company Benefit Plan. Each Company Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code to the extent applicable thereto. To the Knowledge of the Company, there are no pending, nor has the Company or any of its subsidiaries received notice of any threatened, claims, investigations, suits or proceedings against or otherwise involving any of the Company Benefit Plans, except as would not have a Material Adverse Effect on the Company.

                  (e) Neither the Company nor its subsidiaries nor any entity under "common control" with the Company has contributed to, or been required to contribute to, any "multiemployer plan" (as defined in Sections 3(37) and 4001
(a)(3) of ERISA) or any plan described in Section 4063(a) of ERISA.

                  (f) Except as disclosed on Section 3.12 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries maintains or contributes to any employee benefit plan that provides, or has any liability to provide, life insurance, medical or other employee welfare benefits (other than severance and accrued vacation and holiday pay) to any Employee upon his or her retirement or termination of employment, except as may be required by statute. Each "group health plan" within the meaning of Section 4980B(g)(2) of the Code maintained by the Company or any of its subsidiaries or any entity under "common control" with the Company or its subsidiaries has been administered in good faith in compliance with the continuation coverage requirements contained in the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), as set forth at Section 4980B of the Code and any regulations promulgated or proposed thereunder.

                  (g) Except as set forth on Section 3.12 of the Company Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or when taken together with any additional or subsequent events) constitute an event under any Company Benefit Plan that will or may result in any payment, upon a change in control or otherwise, whether of severance, accrued vacation, or otherwise, acceleration, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. No payment or benefit which will or may be made by the Company, its subsidiaries, Parent or any of its affiliates with respect to any Employee as a result of the transactions contemplated hereby will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                  (h) To the Knowledge of the Company, all foreign employee benefit plans comply in all material respects with all applicable law, and the Company and its subsidiaries have performed all material obligations with respect to such plans and have obtained all necessary approvals from governmental agencies to ensure beneficial tax treatment and otherwise.

         3.13 Taxes. Except as disclosed in the Company SEC Documents or in
Section 3.13 of the Company Disclosure Schedule, the Company and each of its subsidiaries (a) have filed all federal, state and foreign tax returns required to be filed by the Company or any of its subsidiaries prior to the date of this Agreement, except for those tax returns the failure of which to file would not have a Material Adverse Effect on the Company or for which requests for extensions have been timely filed, and all such returns are true, correct and complete in all material respects, (b) have paid or accrued all taxes shown to be due and payable on such returns, (c) have accrued all such taxes for such periods subsequent to the periods covered by such returns and (d) have "open" years for federal income tax returns only as set forth in the Company SEC Documents or in Section 3.13 of the Company Disclosure Schedule. There are no liens for taxes on the assets of the Company or any of its subsidiaries, except for liens that would not have a Material Adverse Effect on the Company, and there is no pending, nor to the Knowledge of the Company has the Company or any of its subsidiaries received notice of any threatened, tax audit, examination, refund litigation or adjustment in controversy which, if determined adversely, would have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents or in Section 3.13 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of taxes. The Company has not filed a request with the Internal Revenue Service for changes in accounting methods within the last two years, which change would materially affect the accounting for tax purposes, directly or indirectly, of the Company. For purposes of this Agreement, "taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States Internal Revenue Service or any taxing authority (domestic or foreign), including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments; and "tax return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (domestic or foreign) with respect to taxes.

         3.14 Intellectual Property. To the Knowledge of the Company, the Company and its subsidiaries own or possess rights in all patents, trademarks, tradenames, copyrights and other intellectual property rights used in or necessary for the conduct of the businesses of the Company and its subsidiaries as now operated (collectively, "Intellectual Property"), except where the failure to own or possess any such Intellectual Property would not have a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries has received any notice that the products of the Company and its subsidiaries, or the use thereof, violate, infringe or otherwise conflict with the Intellectual Property of third parties, except for such violations, infringements or conflicts that would not have a Material Adverse Effect on the Company or as disclosed in the Company SEC Documents or in Section 3.14 of the Company Disclosure Schedule.

         3.15 Brokers and Finders. No broker, finder or investment bank has acted directly or indirectly for the Company, nor has the Company incurred any obligation to pay any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby, other than CIBC Oppenheimer Corp., the fees and expenses of which shall be borne by the Company.

         3.16 Real Property. The Company and the subsidiaries, as the case may be, have good and insurable title or valid leasehold rights to all real property purported to be owned by them or used in the conduct of their respective businesses as currently conducted with only such encumbrances and exceptions as individually or in the aggregate would not have a Material Adverse Effect on the Company.

         3.17 Environmental Matters. (a) Except as set forth in the Company's SEC Documents prior to the date hereof, and except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company:

                           (i)      no written notice, notification, demand,
complaint, penalty, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no action, claim, suit, legal proceeding or, to the Knowledge of the Company, investigation or review is pending, or to the Knowledge of the Company, threatened by any Governmental Entity or other Person with respect to any matters relating to the Company or any of its subsidiaries and relating to or arising out of any Environmental Law;

                           (ii)     to the Knowledge of the Company there are no
liabilities of or relating to the Company or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances which would reasonably be expected to result in or be the basis for any such liability;

                           (iii)    except as set forth in Schedule 3.17, no
property now or, to the Knowledge of the Company, previously, owned, leased or operated by the Company or any of its subsidiaries or, to the Knowledge of the Company, any property to which the Company or any of its subsidiaries has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or, to the Knowledge of the Company, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up; and

                           (iv)     to the Knowledge of the Company, the Company
and its subsidiaries are in compliance with all Environmental Laws and have obtained and are in compliance with all Environmental Permits; such Environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

                  (b) There has been no material written report regarding any environmental investigation, study, audit, test, review or other analysis conducted of which the Company has Knowledge in relation to the current or prior business of the Company or any of its subsidiaries or any property or facility now or previously owned, leased or operated by the Company or any of its subsidiaries which has not either been made available to Purchaser prior to the date hereof or (with respect to any such report over which the Company does not have control or custody) disclosed on Section 3.17 of the Company Disclosure Schedule.

                  (c) Neither the Company nor any of its subsidiaries owns, leases or operates or has owned, leased or operated any property or has conducted any operations in New Jersey or Connecticut that would result in the New Jersey Industrial Site Recovery Act or the Connecticut Transfer Act being applicable to the transactions contemplated by this Agreement.

                  (d) For purposes of this Section and, to the extent applicable therein, Section 3.17 hereof, the following terms shall have the meanings set forth below:

         "ENVIRONMENTAL LAWS" means any applicable federal, state, local, provincial or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, or legally binding governmental restriction or requirement, or any legally binding agreement with any governmental authority or other third party, relating to human health and safety (as relating to the environment), the environment or, as impacting human health or the environment, to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

         "ENVIRONMENTAL PERMITS" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities required by Environmental Laws regarding the business of the Company or any of its subsidiaries as currently conducted.

         "HAZARDOUS SUBSTANCES" means, in each case as regulated under any Environmental Law, any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including, with out limitation, petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

         3.18 Labor Matters. The Company and its subsidiaries are in compliance with all currently applicable legislation in the various jurisdictions where they operate, with respect to terms and conditions of employment of their workforce, including legislation governing unionized labor, and wages and laws, and are not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in Section 3.18 of the Company Disclosure Schedule, (i) none of the Company and its subsidiaries is a party, or is otherwise subject, to any collective bargaining agreement or other labor union contract applicable to its employees, (ii) to the Knowledge of the Company, there are no material activities or proceedings by a labor union or representative thereof to organize any employees of the Company or any subsidiary outside of the ordinary course of business and (iii) there are no pending negotiations between the Company and any subsidiary and any labor union or representative thereof regarding any proposed material changes to any existing national collective bargaining agreement.

         3.19 Voting Requirements. The affirmative vote of the holders of a majority of the voting power of all outstanding Shares, voting as a single class, at the Company's Stockholders Meeting to adopt this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby. No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) is applicable to the Merger or the other transactions contemplated hereby. As of the date of this Agreement, the Company does not have any shareholder rights plan or similar antitakeover device in effect. The action of the Board of Directors of the Company in approving the Merger and this Agreement is sufficient to render inapplicable to the Merger and this Agreement (and the transactions provided for herein and therein) the restrictions on "business combinations" (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL.

         3.20 Opinion of Financial Advisor. CIBC Oppenheimer Corp., the Company's financial advisor, has delivered its opinion to the Company Board to the effect that, as of the date of this Agreement, the cash consideration to be received by the holders of Shares (other than Parent and its affiliates) in the Offer and Merger is fair, from a financial point of view, to such holders, and such opinion has not been withdrawn. The Company will make available to Purchaser a copy of such opinion.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND PURCHASER

         Parent and Purchaser hereby represent and warrant, jointly and severally, to the Company as follows:

         4.1 Organization and Qualification. Each of Parent and Purchaser (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (c) is in good standing and duly qualified to do business in each jurisdiction in which the transaction of its business makes such qualification necessary, except where the failure to be so organized, existing, qualified and in good standing or to have such power or authority would not have a Material Adverse Effect on Parent or Purchaser.

         4.2 Authorization and Validity of Agreement. Each of Parent and Purchaser has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The Boards of Directors of Parent and Purchaser, respectively, and Parent, as the sole stockholder of Purchaser, have duly authorized the execution, delivery and performance of this Agreement by each of Parent and Purchaser, and no corporate or other proceedings on the part of either Parent or Purchaser are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming this Agreement constitutes the legal, valid and binding obligation of the Company, constitutes the legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.3 Consents and Approvals. Neither the execution and delivery of this Agreement by Parent and Purchaser nor the consummation by Parent and Purchaser of the transactions contemplated hereby will require on the part of Parent or Purchaser any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (a) pursuant to the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder and state takeover laws, (b) the filing and recordation of the Certificate of Merger pursuant to the DGCL, (c) as set forth in Section 4.3 of Parent's disclosure Schedule delivered to the Company in connection with this Agreement (the "Parent Disclosure Schedule") or (d) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a Material Adverse Effect on either of Parent or Purchaser or prevent the consummation of the transactions contemplated hereby.

         4.4 No Violation. Except as set forth in Section 4.4 of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent and Purchaser nor the consummation by Parent and Purchaser of the transactions contemplated hereby will (a) conflict with or violate the Certificate of Incorporation or By-Laws of Purchaser or the Limited Liability Company Agreement of Parent, (b) result in a violation or breach of, constitute a default (with or without notice or lapse of time, or both) under, give rise to any night of termination, cancellation or acceleration of, or result in the imposition of any lien, charge or other encumbrance on any assets or property of either of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which either of parent or Purchaser is a party or by which either of Parent or Purchaser or any of their respective assets or properties are bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) that would not have a Material Adverse Effect on either of Parent or Purchaser or prevent the consummation of the transactions contemplated hereby or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.3 and this Section 4.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or Regulation applicable to either of Parent or Purchaser or any of their respective assets or properties, except for such violations which would not in the aggregate have a Material Adverse Effect on either of Parent or Purchaser or prevent the consummation of the transactions contemplated hereby.

         4.5 Offer Documents; Company Proxy Statement; Schedule 14D-9. Neither the Offer Documents nor any other document filed or to be filed by or on behalf of Parent or Purchaser with the SEC or any other governmental entity in connection with the transactions contemplated by this Agreement nor any information supplied by or on behalf of Parent or Purchaser specifically for inclusion in the Schedule 14D-9 or Company Proxy Statement will, at the respective times filed with the SEC or other governmental entity, or at any time thereafter when the information included therein is required to be updated pursuant to applicable law, or, in the case of the Company Proxy Statement, at the date mailed to the Company's stockholders and at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Offer Documents will, when filed by Parent or Purchaser with the SEC or other governmental entity, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to the statements made in the foregoing documents based on information supplied by or on behalf of the Company or any of its affiliates specifically for inclusion therein.

         4.6 Financing. Parent has received executed commitments (including the term sheet attached thereto, the "Commitment Letter") from one or more financial institutions and an executed commitment of Key Components, Inc ("Inc"), Parent's sole shareholder, to purchase additional equity interests in Parent ( the "Parent Commitment"), and Inc has received executed commitments from its shareholders to purchase additional equity interests in Inc (together with the Parent Commitment, the "Equity Commitments"), copies of all of which have been delivered to the Company, to provide, subject in the case of the Commitment Letter to the conditions specified therein and subject in the case of the Equity Commitments to funding under the Commitment Letter, funds to be used by the Parent and the Purchaser to consummate the Offer and the Merger and the transactions contemplated thereby (the "Financing"). Parent's and Purchaser's cash on hand and the funds provided by the Financing will be available at the consummation of the Offer and the Merger and will be sufficient to consummate the Offer and the Merger and the transactions contemplated thereby in accordance with their terms. Neither Parent nor Purchaser has any actual knowledge of any facts or circumstances that could reasonably be expected to result in any of the conditions set forth in the Commitment Letter (or the definitive documentation therefor) or the Equity Commitments or to cause the conditions in clause (g) of Annex A hereto or Section 6.2(a)(v) hereof not being satisfied or that otherwise could reasonably be expected to result in the inability of the Parent to obtain and use the funds available thereunder in the consummation of the Offer and the Merger and the transactions contemplated thereby.

         4.7 Brokers and Finders. No broker, finder or investment bank has acted directly or indirectly for either of Parent or Purchaser, nor has either of Parent or Purchaser incurred any obligation to pay any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby.

         4.8 Operations of Purchaser. Purchaser has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

                                    ARTICLE V

                                    COVENANTS

         5.1 Conduct of the Business of the Company Pending the Merger. From the date hereof until the Effective Time, the Company shall, and shall cause its subsidiaries to, conduct their respective businesses in all material respects only in the ordinary course consistent with past practice, and shall use commercially reasonable efforts to keep available the services of their present key officers and employees and preserve intact the Company's business organization and relationships with those persons having business dealings with them, and except as otherwise required by applicable law or as set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall not, and shall cause each of its subsidiaries not to, without the prior consent of Parent (which shall not be unreasonably withheld):

                  (a) amend its Certificate of Incorporation or By-Laws or comparable organizational documents;

                  (b) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of its capital stock (other than regular quarterly dividends of $0.05 per share payable at such times, and in respect of holders of Shares on such record dates, as are consistent with historical practice and other than dividends by a wholly owned subsidiary of the Company to its parent), and not reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its or its subsidiaries' capital stock (excluding, however, redemptions or purchases of shares of the capital stock of the Company's subsidiaries pursuant to contractual commitments entered into before the date of this Agreement);

                  (c) issue, grant, sell or pledge or agree to or authorize the issuance, grant, sale or pledge of any shares of, or rights of any kind to acquire any shares of, the capital stock of the Company or any of its subsidiaries other than the grant of Stock Options in the ordinary course of business under current employee benefit plan arrangements and other than Shares issuable upon the exercise of Stock Options;

                  (d) acquire, sell, transfer, lease or encumber any material assets except in the ordinary course of business and consistent with past practice; or incur or modify any material indebtedness or other material liability, other than in the ordinary and usual course of business and consistent with past practice;

                  (e) adopt a plan of complete or partial liquidation or adopt resolutions providing for the complete or partial liquidation, dissolution, consolidation, merger, restructuring or recapitalization;

                  (f) grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its executive officers or directors, other than in the ordinary course of business;

                  (g) except in the ordinary course of business or pursuant to obligations imposed by collective bargaining agreements, increase the compensation payable or to become payable to its executive officers or employees, enter into any contract with or other binding commitment to any of its directors, executive officers, or other employees, with respect to any such increase (other than pursuant to a Company Benefit Plan or policy or agreement existing as of the date hereof), or enter into any severance agreement with any of its employees other than executive officers and directors, and the Company shall not establish, adopt, enter into, or make any new grants or awards under or amend, any Company Benefit Plan, except as required by applicable law, including any obligation to engage in good faith collective bargaining, to maintain tax-qualified status or as may be required by any Company Benefit Plan as of the date hereof;

                  (h) settle or compromise any material claims or litigation or, except in the ordinary course of business consistent with past practice, enter into any material contract or agreement, modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, or make any payment, direct or indirect, of any material liability before the same becomes due and payable in accordance with its terms;

                  (i) take any action, other than in the ordinary course of business, with respect to accounting policies or procedures (including tax accounting policies and procedures), except as may be required by law or generally accepted accounting principles;

                  (j) make any material tax election or permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice; and

                  (k) (i) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person, except in the ordinary course of business and consistent with past practice; or (ii) make any material loans, advances or capital contributions to, or investments in, any other person (other than to subsidiaries of the Company), other than in the ordinary course of business and consistent with past practice; provided, that the Company shall not make any loans, advances or capital contributions to, or investments in, Mastervolt International B.V. and its subsidiaries or M.V. Investments, a Dutch partnership, except for a capital contribution to M.V. Investments not to exceed 250,000 Dutch guilders;

                  (l) cause a material change in investment policy or a material change in investment vehicles related to the assets in any pension plan, other than actions taken in the ordinary course of business or that are consistent with or required by its fiduciary duties;

                  (m) authorize or enter into an agreement to do any of the foregoing.

         5.2 Access; Confidentiality. (a) From the date of this Agreement until the Effective Time, upon reasonable prior notice to the Company, the Company shall (and shall cause each of its subsidiaries to) give Parent and its authorized representatives full access during normal business hours to its executive officers, properties, books and records, provided, that Parent and its authorized representatives shall not unreasonably interfere in the business and operations of the Company and its subsidiaries, and furnish Parent and its authorized representative with such financial and operating data and other information concerning the business and properties of the Company as Parent may from time to time reasonably request. Notwithstanding the foregoing sentence, Parent and Purchaser agree that they will not conduct any further investigations and due diligence with respect to (i) environmental conditions on properties owned or leased by the

Company or its subsidiaries and (ii) compliance with Environmental Laws by the Company and its subsidiaries.

                  (b) Parent and Purchaser will hold and treat, and will cause their respective affiliates, agents and other representatives to hold and treat, all documents and information concerning the Company furnished to Parent, Purchaser or their respective representatives in connection with the transactions contemplated by this Agreement confidential in accordance with the Confidentiality Agreement dated August 11, 1998, between the Company (or its representative) and Millbrook Capital Management, Inc., which Confidentiality Agreement shall remain in full force and effect in accordance with its terms, Parent and Purchaser hereby adopting and agreeing to be bound by the terms thereof.

         5.3 Company Proxy Statement. If Section 1.4 becomes applicable, the Company shall, as soon as reasonably practicable after the termination of the Offer pursuant to Section 1.4, prepare a preliminary form of the Company Proxy Statement (the "Company Preliminary Proxy Statement"). The Company shall (i) file the Company Preliminary Proxy Statement with the SEC promptly after it has been prepared in a form reasonably satisfactory to the Company and Parent and
(ii) use commercially reasonable efforts to promptly prepare any amendments to the Company Preliminary Proxy Statement required in response to comments of the SEC or its staff or which the Company with the advice of counsel deems necessary or advisable and to cause the Company Proxy Statement to be mailed to the Company's stockholders as soon as reasonably practicable after the Company Preliminary Proxy Statement, as so amended, is cleared by the SEC.

         5.4 State Takeover Statutes. The Company, Parent and Purchaser will cooperate to take reasonable steps to (a) exempt the Offer and the Merger from the requirements of any applicable state takeover law and (b) assist in any challenge by any of the parties to the validity or applicability to the Offer or the Merger of any state takeover law.

         5.5 Further Actions. (a) Upon the terms and subject to conditions of this Agreement and applicable law, each of the parties shall act in good faith and use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including such actions or things as any other party may reasonably request in order to cause any of the conditions to such other party's obligation to consummate the transactions contemplated by this Agreement to be fully satisfied. Without limiting the foregoing, the parties shall (and shall cause their respective subsidiaries, and use commercially reasonable efforts to cause their respective affiliates, directors, officers, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide assistance to each other in (i) the preparation and filing with the SEC of the Offer Documents, the Schedule 14D-9, the Company Preliminary Proxy Statement and the Company Proxy Statement, and any necessary amendments or supplements thereto; (ii) seeking to have the Company Preliminary Proxy Statement cleared by the SEC as soon as reasonably practicable after filing; (iii) obtaining all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, or other permission or action by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (collectively, "Governmental Entity") or other person or entity as soon as reasonably practicable after filing; (iv) providing all such information concerning such party, its subsidiaries and its officers, directors, partners and affiliates and making all applications and filings as may be necessary or reasonably requested in connection with any of the foregoing; and (v) in general, consummating and making effective the transactions contemplated hereby. Without limiting the generality of the foregoing, Parent will use all reasonable efforts to satisfy the condition set forth in clause (g) of Annex A and, if Section 1.4 becomes applicable, the condition set forth in Section 6.2(a)(v), and will promptly inform the Company of all developments with respect thereto and the Financing and the Commitment Letter. Prior to making any application to or filing with any Governmental Entity or other person or entity in connection with this Agreement, each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts. Subject to the terms and conditions hereof, no party hereto shall take, or commit to take, any actions that would cause any conditions set forth in Article VI not to be satisfied.

                  (b) Parent shall (i) provide the Purchaser with the funds necessary to consummate the transactions contemplated by this Agreement, and
(ii) cause the Purchaser to comply with its obligations under this Agreement.

         5.6 Public Announcements. Except as may be required by applicable law or any listing agreement with a national securities exchange by which the Company, Parent, or Purchaser is bound, such parties will consult with one another prior to issuing any release or otherwise making any public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any public statement prior to such consultation.

         5.7 Acquisition Proposals. Except as contemplated hereby, the Company shall not (and shall use reasonable efforts to cause its officers, directors and employees and any investment banker, attorney, accountant, or other agent retained by it not to) initiate, solicit or encourage, directly or indirectly, or knowingly take any action to facilitate, the making of, or engage in any negotiations or discussions concerning, any proposal or offer to acquire all or any significant part of the business and properties or capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise (an "Acquisition Proposal"), or provide any non-public information concerning the Company to any third party in connection with an Acquisition Proposal. The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. In the event the Company receives an Acquisition Proposal, it shall, subject to any confidentiality obligations imposed upon the Company in connection with such Acquisition Proposal, promptly (and in any event within 24 hours) inform Parent as to the receipt thereof. Notwithstanding the foregoing, nothing shall prohibit the Company from (a) furnishing information to, participating in discussions and negotiations directly or through its representatives or entering into an agreement relating to an Acquisition Proposal with, any third party (including parties with whom the Company or its representatives have had discussions on any basis on or prior to the date hereof) who makes an unsolicited proposal or offer to the Company or makes an unsolicited request for non-public information about the Company (pursuant to appropriate confidentiality agreements), which proposal, offer or request did not result from a breach of the first sentence of this Section 5.7, if the Company Board determines in good faith, after receiving advice from its financial advisors and independent legal counsel at a meeting of the Company Board, that such action is required for the Company Board to comply with its fiduciary duties under applicable law, (b) taking and disclosing to its stockholders any position, and making related filings with the SEC, as required by Rules l4e-2 and 14d-9 under the Exchange Act with respect to any tender offer or (c) taking any action and making any disclosure which the Company Board determines, after receiving advice from its financial advisors and independent legal counsel at a meeting of the Company Board, is required to be taken or made under applicable law (including, without limitation, laws relating to the fiduciary duties of directors), provided that at least 48 hours prior to the entry into or announcement of an intention to enter into a definitive agreement with respect to an Acquisition Proposal, the Company shall have provided written notice to Parent advising Parent of its intention to enter into a definitive agreement with respect to an Acquisition Proposal and specifying the material terms and conditions of such Acquisition Proposal.

         5.8 D&O Indemnification and Insurance. (a) From the Effective Time through the later of (i) the sixth anniversary of the date on which the Effective Time occurs and (ii) the expiration of any statute of limitations applicable to any Covered Claim (defined below), Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each present and former officer, director, employee or agent of the Company, including, without limitation, each person controlling any of the foregoing persons (the "Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses, including, without limitation, attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation ("Claim"), whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that such person is or was a director, officer, employee or agent of the Company or any subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) this Agreement, or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to matters existing or occurring at or prior to the Effective Time (including, without limitation, this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time ("Covered Claims"), to the fullest extent permitted under applicable law and the Certificate of Incorporation or By-Laws of the Company or under indemnification agreements in effect on the date hereof, including without limitation provisions relating to advancement of expenses incurred in the defense of any Claim, subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto.

                  Without limiting the foregoing, in the event that any Covered Claim is brought against any Indemnified Party (whether arising before or after the Effective Time), the Indemnified Party may retain counsel satisfactory to such Indemnified Party, and Parent shall, or shall cause the Surviving Corporation to, advance the fees and expenses of such counsel for the Indemnified Party in accordance with the Certificate of Incorporation or By-Laws of the Company in effect on the date of this Agreement.

                  (b) Parent shall keep in effect, or shall cause the Surviving Corporation to keep in effect, provisions in its Limited Liability Company Agreement (in the case of Parent) or Certificate of Incorporation and By-Laws (in the case of the Surviving Corporation) providing for exculpation of director and officer liability and its indemnification of the Indemnified Parties to the fullest extent permitted by law, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right to indemnification.

                  (c) Parent shall maintain, or shall cause the Surviving Corporation to maintain, in effect for six years after the Effective Time at no expense to the beneficiaries, policies of directors' and officers' liability insurance and fiduciary liability insurance comparable to the policies maintained by the Company in effect on the date of this Agreement ("D&O Insurance"), the terms of which the Company has disclosed to Parent, for the Indemnified Parties with respect to Covered Claims, by purchasing at or before the Effective Time a six year extended reporting endorsement to such D&O Insurance (with a one-time premium cost not to exceed $100,000), effective as of the Effective Time. If such an endorsement for D&O Insurance is not available, the Parent shall maintain, or cause the Surviving Corporation to maintain, the Company's D&O Insurance in effect on the date of this Agreement or policies providing not less than equivalent coverage (in each case with respect to Covered Claims) for at least six years from the Effective Time, at no expense to the beneficiaries, provided that in no event shall Parent be required to expend in excess of 200% of the per annum premiums paid by the Company for such insurance for its last full fiscal year, which amount has been disclosed to Parent, and provided further that if the annual premiums of such insurance coverage exceeds such 200% amount, Parent shall use its best efforts to obtain a policy with the greatest coverage available for a cost not exceeding such 200% amount. In the event any claim is made against present or former directors, officers or employees of the Company that is covered or potentially covered by insurance, neither the Surviving Corporation nor Parent shall do anything that would forfeit, jeopardize, restrict, or limit the insurance coverage available for that claim until the final disposition thereof.

                  (d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.8 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

                  (e) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise. Parent shall pay all expenses, including attorney's fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this
Section 5.8.

                  (f) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.8, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent shall succeed to the obligations set forth in this Section 5.8 and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

         5.9 Company Plans. (a) Until December 31, 1999, Parent shall maintain employee benefits and programs for officers and employees of the Company and its subsidiaries that are substantially similar in the aggregate to those being provided to similarly situated officers and employees of the Parent or any of its affiliates (it being understood that Parent will not be obligated to continue any one or more employee benefits or programs being provided to officers and employees of the Company and its subsidiaries on the date hereof). For purposes of eligibility to participate in and vesting in all benefits provided to officers and employees of the Company and its subsidiaries, such officers and employees of the Company and its subsidiaries will be granted their years of service with the Company and its subsidiaries to the extent permitted by the applicable benefit plan and applicable law.. To the extent officers or employees of the Company or its subsidiaries shall be covered by any medical plan of Parent, amounts paid under any medical plans of the Company during the year such coverage becomes effective shall be taken into account in calculating deductibles and maximum out-of-pocket limits applicable under the medical plan of Parent as if such amounts had been paid under such medical plan of Parent (to the extent permitted by the applicable medical plan and applicable law).

                  (b) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.9, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent shall succeed to the obligations set forth in this Section 5.9 and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

         5.10. Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence of any event the occurrence, or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                   ARTICLE VI

                               CLOSING CONDITIONS

         6.1 Conditions to Obligations of Each Party to Effect the Short-Form Merger. If the Offer is consummated, the respective obligations of each party hereto to effect the Merger pursuant to Article II (including Section 2.13 hereof) shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

                  (a) Purchase of Shares. Parent will have accepted for payment and purchased all Shares validly tendered and not withdrawn pursuant to the Offer;

                  (b) No Injunction. No federal or state governmental or regulatory body or court of competent jurisdiction shall have enacted, issued, promulgated or enforced any statute, rule, regulation, executive order, decree, judgment, preliminary or permanent injunction or other order that is in effect and that prohibits, enjoins or otherwise restrains the consummation of the Merger; provided, that the parties shall use commercially reasonable efforts to cause any such decree, judgment, injunction or order to be vacated or lifted; and
                  (c) Statutes; Consents. No statute, rule, order, decree or regulation shall have been enacted or promulgated by any foreign or domestic Governmental Entity or authority of competent jurisdiction which prohibits the consummation of the Merger and all material foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time.

         6.2      Conditions to the Long-Form Merger.

                  (a) If Section 1.4 shall have become applicable, the obligations of the Parent and Purchaser to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

                  (i) Stockholder Approval. This Agreement shall have been adopted, and the Merger shall have been approved, by a vote of the holders of a majority of the outstanding Shares as required by the DGCL and the Company's Certificate of Incorporation and By-Laws;

                  (ii) No Injunction; Statutes. (x) There shall not be pending (or have been entered any order or injunction in) any action or proceeding brought by any federal or state governmental, regulatory or administrative agency, authority or commission having jurisdiction, (y) there shall not have been instituted or be pending any action or proceeding (other than actions or proceedings which do not have any basis in fact or a reasonable likelihood of success on the merits) in, and no order or injunction shall have been entered in any action or proceeding before, any court or arbitrator having jurisdiction, and (z) there shall not have been enacted, promulgated, entered, enforced or deemed applicable to the Company or to the Merger any statute, rule, regulation, judgment, or administrative interpretation, in each case which has or is reasonably likely to have the effect of (i) making illegal or otherwise restraining or prohibiting the Merger; (ii) prohibiting or materially limiting the ownership or operation by Parent, Purchaser or their respective affiliates of any material portion of the business or assets of the Company or compelling Parent or Purchaser to dispose of or hold separate all or any material portion of the business or assets of the Company, in each case as a result of the transactions contemplated by the Merger Agreement; (iii) imposing material limitations on the ability of Parent or any of its affiliates to exercise full rights of ownership of the shares of the Surviving Corporation; or (iv) preventing Parent or any of its affiliates from acquiring, or requiring divestiture by Parent or any of its affiliates of, any shares of the Surviving Corporation;

                  (iii) No Breach. The Company shall not have breached or failed to comply with any of its obligations under the Merger Agreement (which breach, if curable, has not been cured within thirty (30) days following receipt of written notice thereof by Parent specifying in reasonable detail the basis of such alleged breach), and without giving effect to any limitation based on "materiality" or "Material Adverse Effect," the representations and warranties of the Company contained in the Merger Agreement shall have been true and correct when made and (except for representations and warranties made as of a particular date which need only be true and correct as of such date) shall be true and correct as of the Effective Time as though made on and as of such date, except in each case (i) for changes specifically permitted or contemplated by the Merger Agreement or (ii) where the failure of any such representations and warranties to be true and correct or the failure of performance of or compliance with such obligations would not have a Material Adverse Effect on the Company;

                  (iv) Options. No Stock Options will be exercisable after the Effective Time; and

                  (v) Conditions in Commitment Letter. That certain commitment letter, dated December 2, 1998, from SG Cowen to Parent ("SG Cowen Commitment") shall not have been terminated by SG Cowen and all of the Conditions to Effectiveness and to Initial Borrowing set forth in the accompanying Term Sheet shall be satisfied or waived.

                  (b) If Section 1.4 shall have become applicable, the obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

                           (i)  Stockholder Approval.  This Agreement shall have
been adopted, and the Merger shall have been approved, by a vote of the holders of a majority of the outstanding Shares as required by the DGCL and the Company's Certificate of Incorporation and By-Laws;

                           (ii) No Injunction; Statutes.  (x) There shall not be
pending (or have been entered any order or injunction in) any action or proceeding brought by any federal or state governmental, regulatory or administrative agency, authority or commission having jurisdiction, (y) there shall not have been instituted or be pending any action or proceeding (other than actions or proceedings which do not have any basis in fact or a reasonable likelihood of success on the merits) in, and no order or injunction shall have been entered in any action or proceeding before, any court or arbitrator having jurisdiction, and (z) there shall not have been enacted, promulgated, entered, enforced or deemed applicable to the Company or to the Merger any statute, rule, regulation, judgment, or administrative interpretation, in each case which has or is reasonably likely to have the effect of making illegal or otherwise restraining or prohibiting the Merger; and

                           (iii) No Breach.  The Parent and Purchaser shall not
have breached or failed to comply with any of their respective obligations under the Merger Agreement (which breach, if curable, has not been cured within thirty
(30) days following receipt of written notice thereof by the Company specifying in reasonable detail the basis of such alleged breach), and without giving effect to any limitation based on "materiality" or "Material Adverse Effect," the representations or warranties of the Parent and Purchaser contained in the Merger Agreement shall have been true and correct when made and (except for representations and warranties made as of a particular date which need only be true and correct as of such date) shall be true and correct as of the date of consummation as though made on and as of such date, except for (i) changes specifically permitted or contemplated by the Merger Agreement or (ii) where the failure of any such representations and warranties to be true and correct or the failure of performance of or compliance with such obligations would not have a material adverse effect on the ability of the Parent or Purchaser to consummate the Merger.

                                   ARTICLE VII

                                   TERMINATION

         7.1 Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time (notwithstanding approval of the Merger by the stockholders of the Company, if required by applicable provisions of the
DGCL), prior to the Effective Time:

                  (a)      by mutual written consent of the Company and Parent;

                  (b) by the Company, Parent or Purchaser, (i) if the consummation of the Offer shall not have occurred on or before 60 days from the date hereof, unless the Offer has been terminated and the parties are required to proceed with the Merger in accordance with Section 1.4, or (ii) if the consummation of the Merger shall not have occurred on or before 150 days from the date of the termination of the Offer in accordance with Section 1.4, provided, that the right to terminate this Agreement under this clause (b) shall not be available to any party whose misrepresentation in this Agreement or whose failure to perform any of its covenants and agreements or to satisfy any obligation under this Agreement has been the cause of or resulted in the failure of the Offer or the Merger to be consummated on or before such date;

                  (c) by the Company, Parent or Purchaser, if (i) any federal or state court of competent jurisdiction or other federal or state governmental or regulatory body shall have issued any judgment, injunction, order or decree prohibiting, enjoining or otherwise restraining the transactions contemplated by this Agreement and such judgment, injunction, order or decree shall have become final and nonappealable (provided, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used commercially reasonable efforts to remove such judgment, injunction, order or decree) or (ii) any statute, rule, regulation or executive order is promulgated or enacted by any federal or state governmental authority after the date of this Agreement which prohibits the consummation of the Offer or the Merger shall be in effect;

                  (d) by the Company, if (i) Purchaser fails to commence the Offer as provided in Section 1.1, (ii) the Offer expires or is terminated without a number of Shares being purchased thereunder that constitutes at least 90% of the issued and outstanding Shares, unless the parties are required to proceed with the Merger as provided in Section 1.4, or (iii) Parent fails to purchase validly tendered Shares in violation of the terms and conditions of the Offer or this Agreement, unless in any such case such termination or expiration has been caused by or resulted from the failure of the Company to perform in any material respect any of its covenants and agreements contained in this Agreement;

                  (e) by Parent or Purchaser, if (i) due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Parent, the Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; or (ii) the Offer is terminated or expires as a result of the failure of a condition specified in Annex A hereto or on the expiration of the Offer without the purchase of any Shares thereunder, unless the parties are required to proceed with the Merger as provided in Section 1.4, or unless in either case such termination or expiration has been caused by or resulted from the failure of Parent or Purchaser to perform in any material respect any of its covenants and agreements contained in this Agreement;

                  (f) by Parent or Purchaser, if the Company Board withdraws or modifies in a manner adverse to Parent or Purchaser its favorable recommendation of the Offer or the Merger (other than due to a breach by Parent or Purchaser) or shall have approved or recommended any Acquisition Proposal or entered into, or announced an intention of entering into, an agreement in principle (or similar agreement) or definitive agreement in respect of an Acquisition Proposal with a party other than Parent or any of its affiliates or the Board of Directors of the Company resolves to do any of the foregoing; or there occurs the condition described in paragraph (b) of Annex A; or

                  (g) by the Company, if (i) the Company Board shall withdraw, modify, or change its approval or recommendation of the Offer or the Merger or shall have resolved to do any of the foregoing pursuant to Section 5.7 or (ii) any Person or group of Persons shall have made an Acquisition Proposal the acceptance of which the Company Board determines, after receiving at a meeting of the Board of Directors advice from its financial advisors and independent legal counsel, is required to comply with its fiduciary duties under applicable law, provided, that the right to terminate this Agreement pursuant to this
Section 7.1(g) shall not be available to the Company unless (x) the Company has complied in all material respects with its obligations in Section 5.7 of this Agreement and (y) immediately after such termination, the Company enters into a definitive agreement to effect the Acquisition Proposal referred to herein and complies with its obligations under Section 7.3(b);

                  (h) by the Company, if Parent or Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of the conditions set forth in Article VI and (ii) either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured within the earlier of (x) 30 days after giving of written notice to Parent of such breach or (y) the expiration of the Offer (if applicable);

                  (i) by Parent or Purchaser, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of the conditions set forth in Article VI and (ii) either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured within the earlier of (x) 30 days after giving of written notice to the Company of such breach or (y) the expiration of the Offer (if applicable); and

                  (j) by Parent, Purchaser or the Company if the SG Cowen Commitment shall have been terminated by SG Cowen or any of the Conditions to Effectiveness and to Initial Borrowing set forth in the accompanying Term Sheet shall fail to be satisfied or waived.

         7.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 7.1, this Agreement forthwith shall become void and of no further force or effect, and no party hereto (or any of its affiliates, directors, officers, agents or representatives) shall have any liability or obligation hereunder, except in any such case (a) as provided in Sections 5.2(b) (Confidentiality), 5.6 (Public Announcements), and 7.3 (Fees and Expenses), which shall survive any such termination and (b) to the extent such termination results from the breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement.

         7.3 Fees and Expenses. (a) Whether or not the Offer or the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be borne by the party which incurs such cost or expense; provided, that if this Agreement is terminated pursuant to Section 7.1 as a result of the willful and material misrepresentation by a party or the willful and material breach by a party of any of its covenants or arrangements set forth herein, such party shall pay the costs and expenses incurred by the other party in connection with this Agreement.

                  (b) Notwithstanding the foregoing, provided that neither Parent nor Purchaser shall be in material breach of their respective obligations under this Agreement, if the Company terminates this Agreement pursuant to
Section 7.1(g) or Parent terminates this Agreement pursuant to Section 7.1(f), then the Company shall pay to Parent a fee of $3,500,000 plus out-of-pocket expenses not to exceed $1,000,000. The Company acknowledges that the provisions of this Section 7.3(b) are an integral part of the transactions contemplated in this Agreement and that, without such provisions, Parent and Purchaser would not enter into this Agreement. Parent and Purchaser hereby agree that, so long as Parent has received the fee pursuant to this Section 7.3(b), neither Parent nor Purchaser shall assert or pursue in any manner, directly or indirectly, (i) any claim or cause of action based in whole or in part upon alleged tortious or other interference with rights under this Agreement against any third party submitting an Acquisition Proposal or (ii) any claim or cause of action against the Company or any of its officers, directors, employees, agents or other representatives based in whole or in part upon its or their receipt, consideration, recommendation or approval of, or other action taken with respect to, an Acquisition Proposal or based in whole or in part upon the failure of the transactions contemplated by this Agreement to be consummated.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1 Nonsurvival of Representations, Warranties and Covenants. None of the representations or warranties contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Effective Time. The covenants and agreements contained herein shall survive in accordance with their respective terms.

         8.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or sent by fax (with immediate confirmation) or nationally recognized overnight courier service, as follows:

                  (a)      if to Parent or Purchaser, to:

                           Key Components, LLC
                           c/o Millbrook Capital Management, Inc.
                           152 West 57th Street
                           New York, New York  10019
                           Attn:  Alan L. Rivera
                           Fax:  (212) 586-0340

                           With a copy to:

                           Rubin Baum Levin Constant & Friedman
                           30 Rockefeller Plaza
                           New York, New York 10112
                           Attn:  Michael J. Emont
                           Fax:  (212) 698-7825

                  (b)      if to the Company, to:

                           Valley Forge Corporation
                           100 Smith Ranch Road
                           Suite 326
                           San Rafael, California  94903
                           Attn:  David R. Brining
                           Fax:  (415) 492-0128

                           With a copy to:

                           Husch & Eppenberger, LLC
                           100 N. Broadway
                           Suite 1300
                           St. Louis, Missouri  63102

                           Attn:  James V. Stepleton
                           Fax:  (314) 421-0239

or to such other Person or address or facsimile number as any party shall specify by like written notice to the other parties hereto (any such notice of a change of address to be effective only upon actual receipt thereof).

         8.3 Certain Definitions. The following terms, when used in this Agreement, shall have the following respective meanings:

                  (a) "affiliate" shall have the meaning assigned to such term in Section 12(b)-2 of the Exchange Act.

                  (b) "business day" shall have the meaning set forth in Rule 14d-l(c)(6) under the Exchange Act.

                  (c) The words "include ... .. includes," or "including" shall be deemed to be followed by the words "without limitation."

                  (d) "Knowledge" means the actual knowledge of the executive officers of the Company.

                  (e) "Material Adverse Effect" means, with respect to any Person, any change or effect that is materially adverse to the financial condition or results of operations of such Person and its subsidiaries, taken as a whole, excluding in all cases: (i) events or conditions generally affecting the industry in which such Person and its subsidiaries operate or arising from changes in general business or economic conditions; (ii) any effect resulting from any change in law or generally accepted accounting principles, which affect generally entities such as such Person; (iii) events resulting from the execution and/or announcement of this Agreement; and (iv) any effect resulting from compliance by such Person with the terms of this Agreement.

                  (f) "Person" means any natural person, corporation, limited liability company, partnership, unincorporated organization or other entity.

                  (g) "subsidiary" of any Person means any other corporation or entity of which such Person owns, directly or indirectly, stock or other equity interests having at least 50% of the votes entitled to be cast in the election of directors of such corporation or entity under ordinary circumstances or of which such Person owns a majority beneficial interest, [provided, that the term "subsidiary" shall also include Mastervolt International B.V. and its subsidiaries].

         8.4 Entire Agreement. This Agreement (including the schedules, exhibits and other documents referred to herein), together with the Confidentiality Agreement referred to in Section 5.2(b), constitutes the entire agreement between and among the parties hereto and supersedes all prior agreements and understandings, oral and written, between or among any of the parties with respect to the subject matter hereof.

         8.5 Assignment; Binding Effect. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned, in whole or in part, by any party (whether by operation of law or otherwise) without the prior written consent of the other parties hereto, except that the Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent, provided that no such assignment shall release Purchaser from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, other than rights conferred upon Indemnified Parties under Section 5.8.

         8.6 Amendments. This Agreement may be amended by the parties at any time prior to the Effective Time; provided, that, after approval of the Merger and this Agreement by the stockholders of the Company if required under applicable law, no amendment shall be made which by law requires further approval by the stockholders of the Company, without such approval. This Agreement may not be amended or modified except by an instrument in writing signed on behalf of each of the parties hereto.

         8.7 Waivers. At any time prior to the Effective Time, Parent (for Parent and Purchaser), on the one hand, or the Company, on the other hand, may, to the extent legally allowed, (a) extend the time specified herein for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, or (c) waive compliance by the other with any of the agreements or covenants of such other party or parties (as the case may be) contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party or parties to be bound thereby. No such extension or waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other breach or failure to strictly comply with the provisions of this Agreement. The failure of any party to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies.

         8.8 Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         8.9 Captions. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         8.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

         8.11 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to any applicable principles of conflicts of law.

         8.12 Purchaser. Parent will cause Purchaser to perform its obligations hereunder.

         IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first above written.

                            VALLEY FORGE CORPORATION


                                            By: /s/ D. R. Brining
                                               ---------------------------------
                                               Name: D. R. Brining
                                               Title: President



                                            KEY COMPONENTS, LLC


                                            By: /s/ Clay B. Lifflander
                                               ---------------------------------
                                               Name: Clay B. Lifflander
                                               Title: President



                                            KCI ACQUISITION CORP.


                                            By: /s/ Clay B. Lifflander
                                               ---------------------------------
                                                Name: Clay B. Lifflander
                                                Title: President

                                                                         ANNEX A

                             CONDITIONS TO THE OFFER

         Capitalized terms used in this Annex A shall have the meanings assigned to them in the Agreement to which it is attached (the "Merger Agreement").

         Purchaser shall not be required to accept for payment or, subject to any applicable rules or regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), or, subject to the terms and conditions of the Merger Agreement, amend the Offer as to any Shares not then accepted for payment, shall not be required to accept for payment or pay for any Shares, or may delay the acceptance for payment of Shares tendered, if (1) at the expiration of the Offer, the number of Shares validly tendered and not withdrawn, together with the Shares beneficially owned by Parent and its affiliates, shall not constitute at least 90% of the outstanding Shares or (2) at any time after December 2, 1998 and prior to the expiration date of the Offer, any of the following events shall occur:

                  (a) (x) there shall be pending (or have been entered any order or injunction in) any action or proceeding brought by any federal or state governmental, regulatory or administrative agency, authority or commission having jurisdiction, (y) there shall have been instituted or be pending any action or proceeding (other than actions or proceedings which do not have any basis in fact or a reasonable likelihood of success on the merits) in, or any order or injunction shall have been entered in any action or proceeding before, any court or arbitrator having jurisdiction, or (z) there shall have been enacted, promulgated, entered, enforced or deemed applicable to the Company or to the Offer or the Merger any statute, rule, regulation, judgment, or administrative interpretation, in each case which has or is reasonably likely to have the effect of (i) making illegal or otherwise restraining or prohibiting the Offer or the Merger or the acquisition by Parent or Purchaser of any Shares;
(ii) prohibiting or materially limiting the ownership or operation by Parent, Purchaser or their respective affiliates of the Shares or any material portion of the Shares or of the business or assets of the Company or compelling Parent or Purchaser to dispose of or hold separate all or any material portion of the Shares or the business or assets of the Company, in each case as a result of the transactions contemplated by the Offer or the Merger Agreement; (iii) imposing material limitations on the ability of Parent or any of its affiliates to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares purchased by them on all matters properly presented to the stockholders of the Company; or (iv) preventing Parent or any of its affiliates from acquiring, or requiring divestiture by Parent or any of its affiliates of, any Shares; or

                  (b) any Person, entity or "group" (as such term is used in Section 13(d)(3) of the Exchange Act) other than Parent or any of its affiliates shall have become the beneficial owner (as that term is used in Rule 13d-3 under the Exchange Act) of more than 50% of the outstanding Shares, provided that the directors of the Company on the date of the Merger Agreement shall not be deemed to constitute any such Person, entity, or "group" or the Company shall have entered into a definitive agreement or agreement in principle with any person with respect to an Acquisition Proposal or similar business combination with the Company; or

                  (c) the Company shall have breached or failed to comply with any of its obligations under the Merger Agreement (which breach, if curable, has not been cured within thirty (30) days following receipt of written notice thereof by Parent specifying in reasonable detail the basis of such alleged breach), or, without giving effect to any limitation based on "materiality" or "Material Adverse Effect," any representation or warranty of the Company contained in the Merger Agreement shall not have been true and correct when made or (except for representations and warranties made as of a particular date which need only be true and correct as of such date) shall not be true and correct as of the date of consummation of the Offer as though made on and as of such date, except in each case (i) for changes specifically permitted or contemplated by the Merger Agreement or (ii) where the failure of any such representations and warranties to be true and correct or the failure of performance of or compliance with such obligations would not have a Material Adverse Effect on the Company; or

                  (d) the Merger Agreement shall have been terminated pursuant to its terms or amended pursuant to its terms to provide for such termination or amendment of the Offer; or

                  (e) the Board of Directors of the Company shall have modified or amended in any manner adverse to Parent or Purchaser or shall have withdrawn its recommendation of the Offer or the Merger, or recommended any Acquisition Proposal or shall have resolved to do any of the foregoing; or

                  (f) any Stock Options will be exercisable after the Merger; or

                  (g) the SG Cowen Commitment shall have been terminated by SG Cowen or any of the Conditions to Effectiveness and to Initial Borrowing set forth in the accompanying Term Sheet shall fail to be satisfied or waived;

which, in the good faith judgement of Parent makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares.

         The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted or waived by Parent or Purchaser in whole or in part at any time or from time to time in its reasonable discretion subject to the terms and conditions of the Merger Agreement. The failure of Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such night shall be deemed an ongoing right which may be asserted at any time and from time to time.